Exhibit 10.7

EXCLUSIVE TECHNOLOGY CONSULTING AND SERVICES AGREEMENT

This EXCLUSIVE TECHNOLOGY CONSULTING AND SERVICES AGREEMENT is entered into on June 2, 2015 by and between:

PARTY A: HODE SHANGHAI LIMITED

Registration Number: 310141400014371

Registered Address: Room 551, Level 5, No. 55 Jilong Road, China (Shanghai) Pilot Free Trade Zone

PARTY B: SHANGHAI KUANYU DIGITAL TECHNOLOGY CO., LTD.

Registration Number: 91310115067801988G

Registered Address: Room 1905, Building 2, No. 335 Guoding Road, Yangpu District, Shanghai

hereinafter individually referred to as a “Party”, collectively the “Parties”.

WHEREAS:

(1)                       Party A is a wholly foreign-owned enterprise incorporated under the laws of the People’s Republic of China (“PRC”);

(2)                       Party B is a limited liability company incorporated in Shanghai, China, of which the principal business includes transfer of technology, technology consulting and service of information technology, computer software and hardware as well as network engineering; business information consultation (except brokerage); corporate image planning; sale of toys, handicrafts and apparel; advertising design, production and agency; advertising on self-owned media; intellectual property agency (except patent agency) etc..

THEREFORE, upon consultations, the Parties hereby agree as follows:

1.                            DEFINITIONS AND INTERPRETATIONS:

1.1                     Unless otherwise provided herein, the terms below shall have the following meanings:

“this Agreement”	means the main body and appendices of this Agreement;
“Date of Execution”	means the date on which the Agreement is duly executed as written herein;
“Party B’s Business”	means any and all businesses that Party B may be engaged in according to the operational licenses which are currently maintained or will be obtained by Party B in future.
“Services”	means the services that Party A agrees to provide to Party B pursuant to Article 2 of this Agreement
“Service Term”	means the term during which Party A provides to Party B the services specified in Article 2 of this Agreement
“Service Fees”	means fees payable by Party B to Party A specified in Article 3 of this Agreement

2.                            TERM AND SCOPE OF SERVICES:

2.1                 The term of services provided by Party A shall be 10 years, commencing from the Date of Execution. Unless Party B informs Party A otherwise at least 90 days before the expiration of the Service Term, the Service Term shall be automatically extended for another ten (10) years upon its first expiration and the subsequent expiration of any extended term.

2.2                 During the term of this Agreement, Party A agrees to, as the exclusive technology consulting and service provider of Party B, provide the relevant technology consulting and services to Party B (please refer to the details in Appendix I) in accordance with the terms and conditions of this Agreement.

2.3                 Party B agrees to accept the exclusive technology consulting and services provided by Party A and further agrees that, during the term of this Agreement, it shall not accept any technology consulting and services in respect of Party B’s Business provided by any third party which are same as or similar (to those provided by Party A) without the prior written consent of Party A.

2.4                 Party A shall be the sole and exclusive owner of all rights and interests arising from or in connection with the performance of this Agreement, including without limitation the proprietary rights, intellectual property rights such as copyright, patent, know-how, trade secret and others, regardless of whether it is developed by Party A or by Party B based on the intellectual property owned by Party A.

3.                            CALCULATION AND PAYMENT OF FEES FOR TECHNOLOGY CONSULTING AND SERVICES (“CONSULTING SERVICE FEES”)

3.1                     The Parties agree that the Consulting Service Fees shall be calculated and paid in the manner set out in Appendix II of this Agreement.

3.2                     Party B shall pay to Party A the Service Fees under this Agreement in the manner and at the time designated by Party A. The Parties Agree that, payment of Service Fees may be deferred by Party B with prior written consent of Party A, or upon mutual agreement between the Parties, the payment schedule for the Service Fees payable by Party B to Party A provided in Article 3.1 of this Agreement may be adjusted in writing.

3.3                 Party A agrees that, during the Service Term, Party A shall be entitled to all economic benefits and bear all risks arising from or in connection with Party B’s Business; Party A shall provide financial support to Party B in the event that Party B is having operating losses or severe difficulties in operation, in which circumstances, Party A shall have the right to request Party B to cease operation and Party B shall comply with Party A’s request unconditionally.

3.4                     The obligation of Party B to pay to Party A the Service Fees under this Agreement shall be secured by the equity pledge provided by the shareholders of Party B over the equity interests held by them.

4.                            REPRESENTATIONS AND WARRANTIES

4.1                     Each Party hereby represents and warrants to the other Party, as at the Date of the Execution of this Agreement, that:

(1)                       it is a duly incorporated and validly existing legal person, has obtained all governmental approvals, licenses and permits required for its relevant business in accordance with the applicable laws and has the power to execute this Agreement and perform the obligations hereunder; all corporate actions necessary to authorize the execution, delivery and performance of this Agreement have been duly and validly taken by it at the general meeting of shareholders or its other governing body; this Agreement, upon due execution, shall constitute its valid and binding obligations, and enforceable against it pursuant to the terms of this Agreement.

(2)                       The execution, delivery and performance of its obligations under this Agreement: (a) will not be in conflict with, or result in a breach of any provision of the following documents, from time to time or after receipt of relevant notice: (i) its business license, articles or association, permit, governmental approval of its incorporation, agreements in connection with its incorporation or other constitutional documents, (ii) any other laws and regulations by which it is bound, (iii) any contract or other documents to which it is a party or by which it or its assets are bound; (b) will not cause any pledge or other encumbrances to be created by it or any third party over its assets; (c) will not cause any provisions of any contract or other documents to which it is a party or by which it or its assets are bound, to be terminated or amended by it or any third party; (d) will not cause the suspension, revocation, confiscation, damages or expiration without extension of any applicable governmental approval, permit and registration etc.;

(3)                       there is no ongoing and pending litigation, arbitration or administrative proceedings which may affect its ability to perform its obligations under this Agreement, and to the best of its knowledge, there is no such threatened actions; and

(4)                       it has disclosed to the other Party all agreements, governmental approvals, permits or other documents to which it is a party or by which it or its assets are bound that may have a material adverse effect to its ability to fully perform its obligations under this Agreement, and it has not made any untrue statements of material fact or omitted to state material facts in the documents provided to the other Party previously.

4.2                     Party B hereby further represents and warrants to Party A as follows:

(1)                       Party B shall pay the Service Fees in full to Party A in a timely manner.

(2)                       During the Service Term, it will:

(a)                       maintain the continuous validity of all permits and licenses applicable to Party B’s Business; and

(b)                       promptly cooperate with Party A in its provision of services, and accept the reasonable opinions and suggestions given by Party A to Party B’s Business.

4.3                 During the Service Term, without prior written consent of Party A, Party B will not accept any services provided by any third party other than Party A which are same as or similar to those under Article 2.2 of this Agreement.

4.4                     Without prior written consent of Party A, it shall not sell, transfer, pledge or otherwise dispose of any legal interests in its assets (other than in the ordinary course of business), business or income, provide guarantee to any third party, or permit any security interest to be created by any third party over such interests at any time from the Date of Execution of this Agreement.

4.5                     Without prior written consent of Party A, it shall not inherent or assume any indebtedness (other than in the ordinary course of business) from the Date of Execution of this Agreement.

4.6                     Without prior written consent of Party A, it shall not enter into any material contract (other than in the ordinary course of business) from the Date of Execution of this Agreement.

4.7                     without prior written consent of Party A, it shall not merge, consolidate with or form a joint entity with any third party, acquire or be acquired or controlled by any third party, increase or reduce its registered capital or otherwise change the structure of its registered capital, from the Date of Execution of this Agreement.

4.8                 To the extent permitted by the laws of the PRC, Party B will appoint any person nominated by Party A as directors and senior management of the company; Party B shall not refuse to appoint such person nominated by Party A, unless otherwise agreed by Party A in writing or with legal grounds.

4.9                 Party A shall be entitled to inspect the accounts of Party B regularly or at any time. During the Service Term, Party B shall cooperate with Party A and its direct or indirect shareholders in audit and due diligence, provide relevant information and documents with respect to the operation, business, customers, finance and employees of Party B to the auditors and/or other professionals engaged by Party A, and give consent to Party A or its shareholders’ disclosure of such information and documents as and when required and necessary for listing.

4.10          Each Party further warrants to the other Party that, it will execute all documents and take all actions, including without limitation the issuance of requisite authorizations, as may be reasonably necessary to carry out the purposes and intent of this Agreement.

4.11          Each Party further warrants to the other Party that, in the event that it is permitted by the laws of the PRC for Party A to directly hold Party B’s shares without affecting the legality of Party B’s conduct of its business, Party A shall be entitled to immediately exercise the Exclusive Call Option under the Exclusive Call Option Agreement entered into by and among Party A, Party B and shareholders of Party B on the Date of Execution of this Agreement in full.

5.                            CONFIDENTIALITY

5.1                 A Party (“Disclosing Party”) may have disclosed or will, from time to time, disclose to the other Party (“Receiving Party”) its confidential information (including without limitation information about business, customers, finance and agreements etc.). The Receiving Party shall be obliged to keep in strict confidence the confidential information, and shall not use the confidential information for purposes other than provided in this Agreement. The preceding provision shall not apply to the following information which: (a) as shown by written evidence of the Receiving Party, was rightfully known to the Receiving Party prior to the disclosure by the Disclosing Party; (b) enters or will enter the public domain through no breach by the Receiving Party of this Agreement; (c) is rightfully acquired by the Receiving Party from a third party without confidentiality obligation; and (d) is required to be disclosed in accordance with applicable laws, regulations or regulatory bodies’ requirement, or to its legal or financial advisor in the ordinary course of business.

5.2                 To the extent not in violation of Article 5.1, Party B agrees to use all reasonable methods to keep in confidence Party A’s confidential documents and information acknowledged or received by Party B in the course of receiving the exclusive consulting and services from Party A (hereinafter referred to as “Confidential Information”); Party B shall not divulge, provide or transfer any Confidential Information to any third party without Party A’s prior written consent. Upon termination of this Agreement, Party B shall, at the request of Party A, return any and all documents, information or software containing any such Confidential Information to Party A, or destroy them, delete all of such Confidential Information from any memory devices, and cease to use such Confidential Information.

5.3                 The Parties agree that this Article shall survive the amendment, termination and expiration of this Agreement.

6.                            INDEMNITY

Party B shall indemnify Party A against any loss, damage, liability and/or cost caused by any litigation, claim or other demands against Party A arising out of or in connection with the technology consulting and services required by Party B. Party B shall also hold Party A harmless against any loss and damage caused by Party B’s act or any claim from any third party as a result of Party B’s act.

7.                            LIABILITIES FOR BREACH OF CONTRACT

Unless otherwise provided in this Agreement, in the event that one Party (“Defaulting Party”) fails to perform any obligation hereunder or otherwise breaches this Agreement, the other Party (“Non-Defaulting Party”) may:

(1)                       issue a written notice to the Defaulting Party indicating the nature and scope of the breach, and demanding the Defaulting Party to rectify (the breach) at its own cost within a reasonable period stipulated in the notice (“Rectification Period”); and

(2)                       if the Defaulting Party fails to rectify (the breach) within the Rectification Period, the Non-defaulting Party shall be entitled to demand the Defaulting Party to indemnify it against all liabilities arising from the breach, and to compensate the Non-defaulting Party for all its actual economic losses incurred as a result of the breach, including but not limited to the lawyer’s fee and legal expenses for litigation or arbitration in relation to such breach, in addition to the specific performance of this Agreement by the Defaulting Party. The Non-defaulting Party may also apply to the applicable arbitration body or court for the order of specific performance and/or enforcement of the provisions herein. The exercise of the aforesaid remedial rights shall not preclude the exercise of other remedies provided herein or under laws and regulations.

8.                            EFFECTIVENESS AND TERMINATION

8.1                 This Agreement shall become effective upon due execution by the Parties hereto.

8.2                 The effective term of this Agreement shall be terminated when all shares and/or assets of Party B held by the shareholders of Party B are legally transferred in full to Party A and/or one or more persons designated by Party A in accordance with the provisions of the Exclusive Call Option Agreement. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement with 30 days’ prior written notice to Party B at any time, and Party A shall not be liable for any breach of contract by unilaterally terminating this Agreement.

9.                            GOVERNING LAW AND DISPUTE RESOLUTION

9.1                 The effectiveness, interpretation, performance, and dispute resolution and so forth of this Agreement shall be governed by the laws of the PRC.

9.2                 Any dispute arising between the Parties in connection with the interpretation and performance of the provisions in this Agreement shall be resolved amicably through consultations between the Parties. If the Parties are unable to reach an agreement within thirty (30) days from the date of written notice served by one Party to the other Party requesting for such consultation, either Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules thereof then in effect. The place of arbitration shall be in Beijing; the language to be used in arbitration shall be Chinese. The arbitral award shall be final and equally binding on the Parties of this Agreement.

9.3                 During the period while the arbitration proceedings are ongoing, except for the matters or obligations in dispute submitted for arbitration, both Parties shall continue to perform other obligations under this Agreement. The arbitrator shall have the right to make an appropriate award taking into account the actual circumstances so that Party A will receive appropriate legal remedy, including without limitation a restriction on the participation in the business operation of Party B, a restriction, prohibition or order on the transfer or disposal of the shares or assets of Party B, a demand to wind up Party B.

9.4                 Upon the request of one Party, the court with jurisdiction shall have the right to award provisional remedy, such as a judgement or ruling to seize or freeze the assets or shares of the defaulting party.  Upon the effectiveness of the arbitral award, either Party shall be entitled to apply for the execution of the arbitral award to the competent court with jurisdiction.

10.                     FORCE MAJEURE

10.1              No Party shall be held liable for any delay or interruption in the performance of this Agreement to the extent such delay or interruption is caused by a “force majeure event”. A “Force Majeure Event” means any event beyond reasonable control of one Party and cannot be prevented with reasonable care of the party so affected, including without limitation, governmental action, acts of nature, fire, explosion, geographic changes, typhoon, flood, earthquake, tide, lightning or war.  However, any shortage of credit, capital or financing shall not be regarded as an event beyond reasonable control of the Party. The affected Party who is claiming to be exempted from its failure of fulfilling the obligations under this Agreement or any provisions hereunder by a Force Majeure Event shall as soon as practicable notify the other Party of such exemption and the necessary steps to be taken for the fulfillment of such obligations.

10.2              The Party affected by a Force Majeure Event shall not be held liable under this Agreement provided that the Party so affected shall make all reasonable efforts to perform this Agreement and the Party seeking exemption shall only be exempted from the obligations to the extent that the performance of which is delayed or prevented. Once the cause of such exemption has been corrected or rectified, both Parties agree to resume the performance of this Agreement with their best efforts.

11.                     NOTICES

Unless otherwise notified in writing of any change to the following addresses, all notices required to be given or made pursuant to this Agreement shall be delivered to the following addresses by hand, fax or registered mail.  The notice shall be deemed to be duly served on the date of acknowledgment receipt if sent by registered mail, or the date on which it is sent or transmitted if sent by hand or by fax as the case may be.  Where the notice is sent by fax, the original of such written notice shall be delivered to the following addresses by registered mail or by hand immediately after transmission.

Party A: Hode Shanghai Limited

Address: Room 551, Level 5, No. 55 Jilong Road, China (Shanghai) Pilot Free Trade Zone

Tel/Fax: [021-25099255

Attention: [Chen Rui]

Party B: Shanghai Kuanyu Digital Technology Co., Ltd.

Address: Room 905-906, No. 2277-1 Zuchongzhi Road, China (Shanghai) Pilot Free Trade Zone

Tel/Fax: [021-25099255]

Attention: [Chen Rui]

12.                     ASSIGNMENT

During the effective term of this Agreement, neither Party shall assign or transfer any or all their rights and/or obligations under this Agreement without prior written consent of the other Party to any third party save for Party A’s related parties.

13.                     SEVERABILITY

In the event that any provision of this Agreement is held invalid or unenforceable due to unconformity with relevant laws, such provisions shall become invalid or unenforceable only to the extent under such applicable laws and the legal effect of the remaining provisions hereunder shall not be affected.

14.                     AMENDMENT AND SUPPLEMENT OF THIS AGREEMENT

The Parties may amend and supplement this Agreement in writing. Any amendment and/or supplement to this Agreement by the Parties, upon due execution by the Parties is an integral part of and has the same effect with this Agreement.

15.                     MISCELLANEOUS

15.1          No failure or delay by either Party in exercising any right pursuant to this Agreement shall be deemed as a waiver of such right, nor shall any exercise of any right in full or partially by a Party preclude such Party from exercising such right in future.

15.2          This Agreement shall be legally binding on the Parties and their legal successors or assigns.

15.3          In the event that any provision of this Agreement is held invalid, illegal or unenforceable by the laws of the PRC, all other provisions hereunder shall remain in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner.

15.4              This Agreement constitutes the entire agreement between the Parties with respect to the subject matter contemplated in this Agreement, and supersedes all prior discussions, negotiations and agreements between the Parties with respect to such subject matter, including the Exclusive Technology Consulting and Services Agreement executed by the Parties on November 3, 2014.

15.5              This Agreement is made in Chinese and multiple originals with the same legal effect. The Parties may execute this Agreement in counterparts.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

(End of body)

[Signature Page]

PARTY A: HODE SHANGHAI LIMITED (COMPANY STAMP)
/s/ Hode Shanghai Limited

By:	/s/ Chen Rui
Legal / Authorized Representative:

PARTY B: SHANGHAI KUANYU DIGITAL TECHNOLOGY CO., LTD. (COMPANY STAMP)

/s/ Shanghai Kuanyu Digital Technology Co., Ltd.

By:	/s/ Chen Rui
Legal / Authorized Representative:

Signature page to the Exclusive Consulting and Services Agreement

Appendix I: List of Technology Consulting and Services

Party A will provide Party B the following technology consulting and services:

(1)             research and development of relevant technologies necessary for Party B’s Business, which include the development, design and creation of database software for the storage of relevant business information, UI software and other relevant technologies, and grant a license to Party B for the use of such technologies;

(2)             apply and implement the relevant technologies for the operation of Party B’s Business, including without limitation the systematic master design proposal, system installation, debugging and text run;

(3)             provide technology services including advertising design proposal, software design and creation of webpage with respect to Party B’s advertising business operation, and provide management consultancy and advice;

(4)             be responsible for daily maintenance, monitoring, test run and debugging of Party B’s computer network equipment, including entering users’ information into database in a timely manner, or updating the database with other business information provided by Party B from time to time. Update user interface on a regular basis and provide other relevant technology services;

(5)             provide consulting service on the procurement of relevant equipment, software and hardware necessary for the provision of network service by Party B, including without limitation the selection, system installation and testing of various utility software, application software and technology platform, and provide consultancy and advice on the selection, model and performance of various types of accessorial hardware, facilities and equipment;

(6)             provide adequate training and technology support and assistance to the employees of Party B, including without limitation the training on customer service or techniques and others; brief Party B and its employees with its knowledge and experience in the installation and operation of system and equipment, and assist Party B in resolving all issues arising therefrom at any time; provide consultancy and advice on other online editing platform or software application, and assist Party B in compiling, and collecting various types of information and contents;

(7)             advice on and respond to any technology inquiries of Party B in relation to network equipment, technology products and software;

(8)             other technology and consulting services as may be necessary for Party B’s Business; and

(9)             other services.

Appendix II: Calculation and Payment of Technology Consulting and Services Fees

I.                    Technology Consulting and Service Fees

Subject to the laws of China, after offsetting the losses of previous years (if necessary) and deducting all costs, expenses and taxes necessary for its business operation, Party B shall pay to Party A the sum which is equivalent to the full amount of its profit before tax excluding the technology consulting and service fees under this Agreement as the agreed technology consulting and service fees provided in this Agreement. Party A shall have the right to make adjustments to the amount of such fees taking into account the details of the technology consulting and services provided by it to Party B, Party B’s business condition and the requirement of Party B’s growth.

II.               Payment Method

Party A shall, within 15 days from the end of each quarter, issue an invoice to Party B based on the forecast of the aforesaid fees of the preceding quarter. Party B shall, within 15 days upon receipt of such invoice pay the amount set out therein to a bank account designated by Party A. Party B shall pay any unpaid balance of the aforesaid fees to a bank account designated by Party A, based on the audited financial statements of the preceding year on or before March 31 of each year. Party A shall return any excessive amount of the aforesaid fees to a bank account designated by Party B, based on the audited financial statements of the preceding year on or before March 31 of each year. Party A may agree to the deferred payment or adjustment of the amount of any specific payment to be made by Party B should it deem necessary, or the Parties may consult with each other to agree on the adjustments to be made to the payment schedule for and amount of the said fees.